Exhibit 99.1

Argo Group Announces the Appointment of

Thomas A. Bradley to its Board of Directors

HAMILTON, Bermuda – August 6, 2018 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance, today announced the appointment of Thomas A. Bradley to its board of directors.

“It is an honor to welcome Tom to our board,” said Argo Group Chairman Gary Woods. “As we continue to build shareholder value, it is critical to have the right board in place. Tom’s strong leadership and admirable history as an executive and leader of companies listed on the NYSE makes him a great addition to the board. The knowledge he brings to our board of directors and leadership team will be pivotal in assessing and improving Argo Group’s financial structure and performance as we make the most of our position as a NYSE-listed company.”

Bradley retired from Allied World Assurance Company Holdings, AG (NYSE: AWH) in July 2017. While there, he served as chief financial officer and executive vice president since 2012. Before joining Allied, he served as executive vice president and chief financial officer for two other public companies: Fair Isaac Corporation (NYSE: FICO) and The St. Paul Companies (NYSE: SPC). Bradley also held senior financial and operational positions at Zurich Insurance Group, including chief financial officer for North America and chief executive officer of the Universal Underwriters Group (now Zurich Direct Markets). He also served on the board of directors of Nuveen Investments, Inc. (NYSE: JNC).

Bradley earned a bachelor’s degree in accounting from the University of Maryland and a Master in Business Administration from Loyola University Maryland. He also is a Certified Public Accountant (inactive).

“Risks are now emerging with increasing speed and variety, and companies in our industry must look into the future with even greater focus,” said Argo Group CEO Mark E. Watson III. “Tom is a financial expert whose strategic insights – gained over the course of a diverse and successful career – will be invaluable to Argo Group as we identify and adapt to these new risks and continue to evolve as a leading specialty underwriter.”

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ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.

Contacts

Media:

David Snowden

Senior Vice President, Group Communications

210.321.2104

david.snowden@argogroupus.com

Investors:

Susan Spivak Bernstein

Senior Vice President, Investor Relations

212.607.8835

susan.spivak@argolimited.com